Exhibit 99.2

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

On December 10, 2018, NeoGenomics Laboratories, Inc. (“NeoGenomics Labs”), a wholly owned subsidiary of NeoGenomics, Inc. (the “Company” or “NeoGenomics”), completed the previously announced merger (the “Merger”) of Genesis Acquisition Holdings Corp. (“Genesis”) contemplated by the Merger Agreement dated October 23, 2018, which was filed as Exhibit 2.1 to the Current Report of the Company on Form 8-K, filed with the Securities and Exchange Commission on October 26, 2018. The unaudited pro forma condensed combined statements of operations for the year ended December 31, 2017 and for the nine months ended September 30, 2018 combine the historical consolidated statement of operations of Genoptix, Inc. (Predecessor) for the period from January 1, 2017 to February 28, 2017 and the historical consolidated statements of operations of Genesis and its wholly-owned subsidiaries (referred herein as “Genoptix”) for the period March 1, 2017 to December 31, 2017 and for the nine months ended September 30, 2018 and the historical consolidated statements of operations of NeoGenomics for the year ended December 31, 2017 and the nine months ended September 30, 2018, giving effect to the Merger as if it had occurred on January 1, 2017, the first day of the fiscal year ended December 31, 2017. The Predecessor consolidated financial statements include amounts that have been derived from the accounting records of Novartis using the historical results of operations and historical cost basis of the assets and liabilities of Genoptix. The unaudited pro forma condensed combined balance sheet as of September 30, 2018, combines the historical consolidated balance sheets of NeoGenomics and Genoptix, giving effect to the Merger as if it had occurred on September 30, 2018. The historical consolidated financial information has been adjusted in the unaudited pro forma condensed combined financial statements to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the statements of income, expected to have a continuing impact on the combined company’s results. The unaudited pro forma condensed combined financial statements should be read in conjunction with the accompanying notes to the unaudited pro forma condensed combined financial information. In addition, the unaudited pro forma condensed combined financial information was based on, and should be read in conjunction with, the historical consolidated financial statements.

The unaudited pro forma condensed combined financial information has been prepared by NeoGenomics using the acquisition method of accounting in accordance with U.S. GAAP. The acquisition accounting is dependent upon certain valuation and other studies that have yet to commence or progress to a stage where there is sufficient information for a definitive measurement. Under the Hart-Scott-Rodino Act (“HSR Act”) and other relevant laws and regulations, before completion of the Merger, there are significant limitations regarding what NeoGenomics can learn about Genoptix. The assets and liabilities of Genoptix have been measured based on various preliminary estimates using assumptions that NeoGenomics believes are reasonable based on information that is currently available to it. Differences between these preliminary estimates and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial statements and the combined company’s future results of operations and financial position. The pro forma adjustments are preliminary and have been made solely for the purpose of providing unaudited pro forma condensed combined financial statements prepared in accordance with the rules and regulations of the SEC.

NeoGenomics will finalize the acquisition accounting as soon as practicable within the required measurement period prescribed by Accounting Standards Codification (“ASC”) 805, but in no event later than one year following completion of the Merger. The unaudited pro forma condensed combined financial information has been presented for informational purposes only and should not be relied upon. The unaudited pro forma condensed combined financial information does not purport to represent the actual results of operations that NeoGenomics and Genoptix would have achieved had the companies been combined during the periods presented in the unaudited pro forma condensed combined financial statements and is not intended to project the future results of operations that the combined company may achieve after the Merger. The unaudited pro forma condensed combined financial information does not reflect any potential divestitures that may occur subsequent to, the completion of the Merger or cost savings that may be realized as a result of the Merger and also does not reflect any restructuring or integration-related costs to achieve those potential cost savings.

Unaudited Pro Forma Condensed Combined Balance Sheet
September 30, 2018
(in thousands)

	Historical
Assets	NeoGenomics	Genoptix	Pro Forma Adjustments		Pro Forma Combined
Current assets
Cash and cash equivalents	$118,440	$12,030	$(135,080)	(a)	$(4,610)
Restricted cash	—	70	(70)	(a)	—
Accounts receivable	62,694	20,574	—		83,268
Inventories	6,829	2,270	—		9,099
Other current assets	6,307	3,576	—		9,883
Total current assets	194,270	38,520	(135,150)		97,640

Property and Equipment, net	41,004	18,253	—		59,257
Intangible assets, net	69,909	1,980	31,320	(b)	103,209
Goodwill	147,019	9,294	68,207	(c)	224,520
Other assets	2,937	224	—		3,161
Total assets	$455,139	$68,271	$(35,623)		$487,787

Liabilities and Stockholders' Equity
Current liabilities
Accounts payable and other current liabilities	33,163	9,681	3,000	(d)	45,844
Short-term portion of capital leases and debt	13,892	4,046	(4,046)	(e)	13,892
Total current liabilities	$47,055	$13,727	$(1,046)		$59,736

Long-term liabilities
Long-term portion of capital leases and debt	96,427	6,564	(6,564)	(e)	96,427
Long-term pharma contract liability	1,199	—	—		1,199
Deferred income tax liability, net	6,899	(59)	6,286	(f)	13,126
Other liabilities	—	2,021	(100)	(e)	1,921
Total long-term liabilities	104,525	8,526	(378)		112,673
Total Liabilities	$151,580	$22,253	$(1,424)		$172,409

Preferred Stock	—	50,438	(50,438)	(g)	—

Stockholders' Equity/(Deficit)
Common stock	93	3	(1)	(h)	95
Additional paid-in capital	354,487	1,115	13,072	(h)	368,674
Accumulated other comprehensive income	536	—	—		536
Retained earnings/(deficit)	(51,557)	(5,538)	3,168	(i)	(53,927)
Total Stockholders' Equity/(deficit)	$303,559	$(4,420)	$16,239		$315,378
Total Liabilities, Preferred Stock and Stockholders' Equity/(deficit)	$455,139	$68,271	$(35,623)		$487,787

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Twelve Months Ended December 31, 2017
(in thousands except share and per share data)

	Historical
	NeoGenomics	Genoptix		Pro Forma Adjustments		Pro Forma Combined
		Predecessor	Successor
		Two Months Ended February 28, 2017	Ten Months Ended December 31, 2017
NET REVENUE	$240,251	$19,435	$97,025	$—	(a)	$356,711
COST OF REVENUE	138,294	10,989	55,621	—		204,904
GROSS PROFIT	101,957	8,446	41,404	—		151,807

Operating expenses:
General and administrative	70,360	3,437	24,866	1,312	(b)	99,975
Research and development	3,636	658	2,887	—		7,181
Sales and marketing	24,001	5,195	18,442	—		47,638
Loss on sale of Path Logic	1,058	—	—	—		1,058
Total operating expenses	99,055	9,290	46,195	1,312		155,852

INCOME (LOSS) FROM OPERATIONS	2,902	(844)	(4,791)	(1,312)		(4,045)
Interest and other income (expense)	(5,552)	(131)	(1,018)	1,094	(c)	(5,607)
Intangible asset impairment	—	(26,344)	—	—		(26,344)
Income (loss) before taxes	(2,650)	(27,319)	(5,809)	(218)		(35,996)
Income tax expense (benefit)	(2,254)	105	(1,245)	(9,205)	(d)	(12,599)
NET INCOME (LOSS)	(396)	(27,424)	(4,564)	8,987		(23,397)
Deemed dividends on preferred stock	3,645	—	3,354	(3,354)	(e)	3,645
Amortization of preferred stock beneficial conversion feature	6,902	—	—	—		6,902
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$(10,943)	$(27,424)	$(7,918)	$12,341		$(33,944)

LOSS PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS:
Basic	$(0.14)					$(0.42)
Diluted	$(0.14)					$(0.42)

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	79,426,349	30	100	999,870	(f)	80,426,349
Diluted	79,426,349	30	100	999,870	(f)	80,426,349

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

Unaudited Pro Forma Condensed Combined Statement of Operations
For the Nine Months Ended September 30, 2018
(in thousands except share and per share data)

	Historical
	NeoGenomics	Genoptix	Pro Forma Adjustments		Pro Forma Combined
NET REVENUE	$200,266	$74,344	—	(a)	$274,610
COST OF REVENUE	110,111	37,917	—		148,028
GROSS PROFIT	90,155	36,427	—		126,582

Operating expenses:
General and administrative	59,106	18,685	973	(b)	78,764
Research and development	2,475	2,369	—		4,844
Sales and marketing	21,355	16,115	—		37,470
Total operating expenses	82,936	37,169	973		121,078

INCOME (LOSS) FROM OPERATIONS	7,219	(742)	(973)		5,504
Interest and other income (expense)	(4,797)	(687)	1,013	(c)	(4,471)
Income (loss) before taxes	2,422	(1,429)	40		1,033
Income tax expense (benefit)	135	(455)	537	(d)	217
NET INCOME (LOSS)	2,287	(974)	(497)		816
Deemed dividends on preferred stock	1,950	3,030	(3,030)	(e)	1,950
Amortization of preferred stock beneficial conversion feature	3,677	—	—		3,677
Gain on redemption of preferred stock	(9,075)	—	—		(9,075)
NET INCOME (LOSS) AVAILABLE TO COMMON STOCKHOLDERS	$5,735	$(4,004)	$2,533		$4,264

INCOME (LOSS) PER SHARE ATTRIBUTABLE TO COMMON STOCKHOLDERS
Basic	$0.07				$0.05
Diluted	$0.06				$0.05

WEIGHTED AVERAGE COMMON SHARES OUTSTANDING:
Basic	87,381,239	100	999,900	(f)	88,381,239
Diluted	89,925,292	100	999,900	(f)	90,925,292

See the accompanying notes to the unaudited pro forma condensed combined financial statements.

1.     Description of the Transaction
On October 23, 2018, NeoGenomics Laboratories, Inc. (the “Company” or “NeoGenomics”), Genoptix Merger Sub, Inc. (“Merger Sub”), Genesis Acquisition Holdings Corp. and Ampersand 2014 Limited Partnership entered into an Agreement and Plan of Merger (the “Merger Agreement”). Pursuant to the terms and subject to the conditions of the Merger Agreement, NeoGenomics acquired 100% of the equity interests of Genesis from its stockholders in exchange for (i) cash consideration of $125.0 million and (ii) 1,000,000 shares of NeoGenomics common stock, par value $0.001 per share, subject to net working capital and other adjustments as set forth in the Merger Agreement (the “Merger”). The Company funded the Merger with cash on hand.

2.	Basis of Presentation
The unaudited pro forma condensed combined financial statements were prepared using the acquisition method of accounting and are based on the historical consolidated financial statements of NeoGenomics and Genoptix. The acquisition method of accounting is based on Accounting Standards Codification (“ASC”) 805, Business Combinations, and uses the fair value concepts defined in ASC 820, Fair Value Measurements. The Genoptix unaudited historical condensed combined statement of operations for the year ended December 31, 2017 is shown in a predecessor/successor format and reflects two months of activity while Genoptix, Inc. was a wholly-owned subsidiary of Novartis Finance Corporation in 2017. The Predecessor consolidated financial statements include amounts that have been derived from the accounting records of Novartis using the historical results of operations and historical cost basis of the assets and liabilities of Genoptix.
ASC 805 requires that most assets acquired and liabilities assumed are recognized at their fair values as of the acquisition date. The acquisition accounting is dependent upon certain valuation and other studies that have yet to progress to a stage where there is sufficient information for a definitive measurement. The preliminary purchase price used in the unaudited pro forma condensed combined financial information is based on preliminary estimates and assumptions that NeoGenomics believes are reasonable based on currently available information. The preliminary purchase price allocation was determined based on the market price of NeoGenomics common stock of $14.19 on December 7, 2018, which may differ from the market price of NeoGenomics common stock at the date the Merger is complete.
The unaudited pro forma condensed combined financial information is provided based on estimates and assumptions considered appropriate by management; however, differences between these preliminary estimates and assumptions and the final acquisition accounting will occur, and those differences could have a material impact on the accompanying unaudited pro forma condensed combined financial information. The pro forma adjustments have been made solely for the purpose of providing unaudited pro forma condensed combined financial information prepared in accordance with the rules and regulations of the SEC and should not be assumed to be an indication of our actual combined results of operations or our combined financial position that would have been achieved had the Merger been completed on the dates indicated, nor are they necessarily indicative of our future combined results of operations or combined financial position.
We prepared the unaudited pro forma condensed combined financial information pursuant to Regulation S-X Article 11 of the Securities Exchange Act of 1934. Accordingly, the accompanying unaudited pro forma condensed combined financial information combines the historical consolidated statements of operations of NeoGenomics and Genesis, giving effect to the Merger as if it had occurred on January 1, 2017. The unaudited pro forma condensed combined balance sheet is prepared as if the Merger had been completed on September 30, 2018. The historical consolidated financial information has been adjusted to give effect to pro forma events that are (i) directly attributable to the Merger, (ii) factually supportable, and (iii) with respect to the pro forma condensed combined statements of operations, are expected to have a continuing impact on the combined results.
The final determination of the allocation of the purchase price will be based on the fair values of assets and liabilities of Genoptix as of the date the Merger closes. The unaudited pro forma condensed combined financial information does not give effect to any potential cost reductions or operating efficiencies which may result from the Merger. The unaudited pro forma condensed combined statements of operations also do not reflect any integration or restructuring costs, as those costs are attributable to the Merger but will not have a continuing impact.
The unaudited pro forma condensed combined balance sheet as of September 30, 2018 is required to include adjustments which give effect to events that are directly attributable to the Merger regardless of whether they are expected to have a continuing impact on the combined results or are non-recurring. Therefore, acquisition-related transaction costs expected to be incurred by NeoGenomics and Genoptix subsequent to September 30, 2018 of approximately $3 million, are reflected as a pro forma adjustment to the unaudited pro forma condensed combined balance sheet as of September 30, 2018 as an increase to accrued expenses and other current liabilities, with the related tax benefits reflected as an increase in net deferred income tax liabilities and the after tax impact presented as a decrease to retained earnings.

3.	Accounting Policies
After completion of the Merger, NeoGenomics will review Genoptix's accounting policies. As a result of that review, NeoGenomics may identify differences between the accounting policies of the two companies that, when conformed, could have a material impact on the combined consolidated financial statements. At this time, NeoGenomics is not aware of any differences that would have a material impact on the combined financial statements, and therefore, the unaudited pro forma condensed combined financial statements assume there are no differences in accounting policies.

4.	Estimate of Assets to be Acquired and Liabilities to be Assumed
The following is a preliminary estimate of the assets to be acquired and the liabilities to be assumed by NeoGenomics, reconciled to the estimate of total consideration expected to be transferred:

		(in thousands)
Total purchase price	(1)	$138,559

Cash	(2)	1,320
Accounts receivable		20,574
Inventory		2,270
Property and equipment, net		18,253
Intangible assets	(3)	33,300
Other assets		3,800
Total identifiable assets	(5)	$79,517

Accounts payable, accrued and other current liabilities		(9,681)
Other long term liabilities	(6)	(8,778)
Total liabilities assumed	(5)	$(18,459)

Total estimated pro forma goodwill	(4)	$77,501
(1)    The purchase price consisted of $125 million, adjusted for final working capital, and 1,000,000 shares of NeoGenomics common stock as follows:

(thousands except share and per share amounts)
Cash consideration	$124,369
Shares of common stock issued as consideration	1,000,000
Stock price per share on December 7, 2018[1]	$14.19
Value of common stock issued as consideration	14,190
Total consideration	$138,559

1 The stock price was determined based on the market price of NeoGenomics common stock on December 7, 2018, which may differ from the market price of NeoGenomics common stock at the date the Merger was completed.
(2)    Cash was adjusted to reflect repayment of $10.7 million related to the outstanding term loan, revolving credit facility and accrued debt termination fees, which were repaid by Genoptix prior to the Merger close date.
(3)    As of completion of the Merger, identifiable intangible assets are required to be measured at fair value, and these acquired assets could include assets that are not intended to be used or sold or that are intended to be used in a manner other than their highest and best use. For purposes of these unaudited pro forma condensed combined financial statements and consistent with the ASC 820 requirements for fair value measurements, it is assumed that all assets will be used, and that all acquired assets will be used in a manner that represents the highest and best use of those acquired assets.

The fair value of identifiable intangible assets is determined primarily using variations of the “income approach,” which is based on the present value of the future after-tax cash flows attributable to each identifiable intangible asset. Other valuation methods, including the market approach and cost approach, were also considered in estimating the fair value. Under the HSR Act and other relevant laws and regulations, there are significant limitations on NeoGenomics' ability to obtain specific information about Genoptix's intangible assets prior to completion of the Merger.

As of the date of this Current Report on Form 8-K, NeoGenomics does not have sufficient information as to the amount, timing and risk of the cash flows from all of Genoptix's identifiable intangible assets to determine their fair value. Some of the more significant assumptions inherent in the development of intangible asset values, from the perspective of a market participant, include, but are not limited to: the amount and timing of projected future cash flows (including revenue and profitability); the discount rate selected to measure the risks inherent in the future cash flows; the assessment of the asset’s life cycle; and the competitive trends impacting the asset. However, for purposes of these unaudited pro forma condensed combined financial statements and using publicly available information, such as historical revenues, Genoptix's cost structure, industry information for comparable intangible assets and certain other high-level assumptions, the fair value of Genoptix's identifiable intangible assets were estimated to be and their weighted-average useful lives have been preliminarily estimated as follows:

	Estimated Fair Value (thousands)	Estimated Useful Life (years)
Customer lists	$32,959	12 - 15
Tradename	341	1
Total	$33,300

These preliminary estimates of fair value and weighted-average useful life will likely be different from the amounts included in the final acquisition accounting, and the difference could have a material impact on the accompanying unaudited pro forma condensed combined financial statements. The estimated intangible asset values and their useful lives could be impacted by a variety of factors that may become known to NeoGenomics only upon access to additional information. Once NeoGenomics has full access to information about Genoptix's intangible assets, additional insight will be gained that could impact (i) the estimated total value assigned to identifiable intangible assets, (ii) the estimated allocation of value between finite-lived and indefinite-lived intangible assets (as applicable) and/or (iii) the estimated weighted-average useful life of each category of intangible assets. The combined effect of any such changes could then also result in a significant increase or decrease to NeoGenomics’s estimate of associated amortization expense.

(4)     Goodwill is calculated as the difference between the acquisition date fair value of the total consideration expected to be transferred and the aggregate values assigned to the assets acquired and liabilities assumed. Goodwill is not amortized.

(5)    As of the completion of the Merger, acquired assets and liabilities are required to be measured at fair value.  As of the date of the filing of this document, NeoGenomics does not have sufficient information to make a reasonable preliminary estimate of the separate assets and liabilities not otherwise discussed.  Accordingly, for purposes of these unaudited pro forma condensed combined financial statements, NeoGenomics has assumed that the historical Genoptix book value approximates the best estimate of fair value for all other assets and liabilities not separately discussed in these unaudited pro forma condensed combined financial statements.

(6)    Other long term liabilities reflects the adjustments related to Genoptix's historical deferred tax liabilities and the elimination of accrued debt termination costs of $0.1 million.

(in thousands)
Eliminate Genoptix's historical deferred tax liability on intangible assets	$(387)
Eliminate Genoptix's historical deferred tax liability on outstanding equity awards	(129)
Eliminate Genoptix's historical deferred tax asset on deferred acquisition costs	439
Estimate deferred tax liability on transaction-related intangible assets	6,993
Eliminate accrued debt termination costs	(100)
Total adjustment	6,816

5. Unaudited Pro Forma Condensed Combined Statement of Operations Adjustments
(a)    There are differences between the contracted rates negotiated by NeoGenomics and Genoptix for various payors and this could result in significantly lower rates for certain of Genoptix’s agreements after the consummation of the Merger. Additionally, NeoGenomics may be contracted with certain payors that Genoptix is not and vice versa. These differences would result in changes in revenue recorded.
(b)    To reverse amortization expense recorded related to Genoptix's historical intangible assets of $1.2 million for the year ended December 31, 2017 and $0.7 million for the nine months ended September 30, 2018, respectively, and record amortization expense related to the estimated acquired intangible assets of $2.5 million for the year ended December 31, 2017 and $1.6 million for the nine months ended September 30, 2018, respectively.
(c)    To reverse interest expense recorded related to Genoptix's debt obligations of $1.1 million for the year ended December 31, 2017 and $1.0 million for the nine months ended September 30, 2018, respectively.
(d)    NeoGenomics assumed a blended 35% tax rate for the year ended December 31, 2017 and a blended 21% tax rate for the nine months ended September 30, 2018 when estimating the tax impact of the Merger, representing the federal statutory tax rate and exclusion of any state tax impacts which are unknown as of the date of this filing but expected to be immaterial. The effective tax rate of the combined company could be significantly different depending upon post-acquisition activities of the combined company.
(e)    To reverse deemed dividends on preferred stock.
(f)    Pro forma weighted-average shares outstanding have been calculated using the historical weighted-average of NeoGenomics shares outstanding and the additional 1,000,000 NeoGenomics shares issued in connection with the Merger, assuming those shares were outstanding for the nine months ended September 30, 2018 and the year ended December 31, 2017, respectively. Genoptix shares outstanding were eliminated as they were settled as part of the Merger Agreement.
6. Unaudited Pro Forma Condensed Combined Balance Sheet Adjustments
(a)     To reflect the use of an estimated $124.4 million of NeoGenomics available cash in order to fund the Merger. The adjustment also reflects $10.7 million repayment of the Genoptix outstanding term loan, revolving credit facility and accrued debt termination fees, which were repaid prior to the Merger close date. In accordance with the terms of the Merger Agreement, any remaining Genoptix cash balance is excluded from the consideration transferred. The ending cash balance of $(4.6) million does not reflect cash from operations received subsequent to September 30, 2018.
(b)     To adjust intangible assets to their estimated fair value, as follows:

(in thousands)
Eliminate Genoptix’s historical intangible assets	$(1,980)
Estimated fair value of intangible assets acquired	33,300
Total	$31,320
(c)     To adjust goodwill to an estimate of acquisition-date goodwill, as follows:

(in thousands)
Eliminate Genoptix’s historical goodwill	$(9,294)
Estimated transaction goodwill	77,501
Total	$68,207
 (d)    To record estimated acquisition-related transaction costs of $3 million expected to be incurred subsequent to September 30, 2018.
(e)     To remove outstanding balances under Genoptix's term loan, revolving loan facility, and corresponding debt termination costs, which will be repaid prior to the completion of the Merger:

(in thousands)
Short-term debt, net	$(3,209)
Line of credit	(837)
Long-term debt, net	(6,564)
Accrued debt termination costs	(100)
Total adjustment	$(10,710)
(f)    To adjust tax liabilities as follows:

(in thousands)
Eliminate Genoptix's historical deferred tax liability on intangible assets	$(387)
Eliminate Genoptix's historical deferred tax liability on outstanding equity awards	(129)
Eliminate Genoptix's historical deferred tax asset on deferred acquisition costs	439
Estimate deferred tax liability on transaction-related intangible assets	6,993
Estimated deferred tax asset on deferred transaction costs	(630)
Total adjustment	$6,286

The estimated deferred tax liability on transaction-related intangible assets and deferred tax asset on deferred transaction costs were calculated using a blended 21% tax rate.
(g)    To eliminate Genoptix's preferred stock, which was settled as part the Merger.
(h)    To eliminate Genoptix's historical common shares and additional paid-in capital and record the stock portion of the merger consideration. The equity component consists of 1,000,000 shares of NeoGenomics $0.001 par value common stock, with the remaining excess represented as additional paid in capital, as follows:

(in thousands)
Eliminate Genoptix's historical common shares and additional paid-in-capital	$(1,118)
Issuance of NeoGenomics common shares[1]	14,190
Total	$13,072

1 The equity adjusted was determined based on the market price of NeoGenomics common stock on December 7, 2018 of $14.19, which may differ from the market price of NeoGenomics common stock at the date the Merger was completed.

(i)    To eliminate Genoptix's historical retained earnings and to estimate the after-tax portion of the acquisition-related transaction costs estimated to be incurred subsequent to September 30, 2018.

(in thousands)
Eliminate Genoptix’s historical retained earnings	$5,538
Transaction costs incurred	(2,370)
Total	$3,168